Exhibit 10.16

Summary of Compensation for Named Executive Officers – February 2010

In February 2010, the Compensation Committee of the Board of Directors established 2010 salary and target bonus applicable to the named executive officers as follows:

Named Executive	2010 Base Salary($)	2010 Target Bonus($)
Arthur G. Dauber	180,000	—
John H. Untereker	168,400	61,875
Neal T. Hare	176,400	61,875
James J. Steffek	176,400	61,875
Charles M. Dauber	225,000	100,000
Timothy C. Adams	150,000	23,250

Actual bonus amounts payable to each executive will be based on the achievement of 2010 Company and individual performance goals established for each executive. Targeted performance must be achieved at the 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets range from 50% to 75% of total bonus with individual goals encompassing the remainder.

In connection with the 2010 salary and target bonus established for the named executive officers, the following named executive officers were awarded restricted stock units under the 2007 Employee Stock Incentive Plan. Each restricted stock unit is issued one share of common stock upon vesting:

Named Executive	Restricted Stock Units
John H. Untereker	18,000
Charles M. Dauber	50,000
Timothy C. Adams	12,000

Vesting of a portion of such awards is subject to achievement of the 2010 Company and individual performance goals established for each executive, 9,600 for Mr. Adams, 14,400 for Messrs. Dauber and Untereker, and each award is subject to further vesting based on continued employment over a four year period from the date of grant.

Supplemental Senior Management Performance Bonus Program for Fiscal 2010. In February 2010 the Compensation Committee approved a Supplemental Senior Management Performance Bonus Program for Fiscal 2010. This program provides a bonus pool of 20% of the Company’s 2010 Consolidated Net Income (net of bonus payments under this plan) in excess of $2,900,000 (net of the bonus pool) but such bonus pool shall not be more than $2,500,000. Any such bonus pool shall be payable 34% to Charles M. Dauber and 22% each to Messrs. Untereker, Steffek and Hare. Each participant may elect to receive such bonus in the form of restricted stock units (RSUs) or non-qualified stock options (NQSOs) issued under our 2007 Employee Stock Incentive Plan. Any such election must be made prior to June 30, 2010. The number of RSUs earned will be calculated at 1.33 of the bonus allocation divided by the closing price of our common stock on the last trading day prior to the election. The number of NQSOs earned will be calculated at 1.98 of the bonus allocation divided by the closing price of our common stock on the last trading day prior to the election and this closing price shall also be the exercise price of the NQSOs. The RSUs and NQSOs will require additional service with 25% additional vesting per year beginning one year from the date of election. Cash bonus payments will be made by March 15, 2011.

Under a supplemental cash incentive program adopted for six of our key operating managers, including Timothy C. Adams, for fiscal 2010 Mr. Adams may earn a bonus of 5% of the amount achieved over the 2010 budgeted profit goal of the American Access segment, net of the bonus payment, subject to the Company meeting its overall 2010 profit goal.